Exhibit 99.1

GAP INC. REPORTS FIRST QUARTER EARNINGS PER SHARE OF $0.22;

SALES UP 16 PERCENT

Gap and Old Navy Drive Strong Margin Improvement

as Company’s Turnaround Continues

SAN FRANCISCO—May 22, 2003—Gap Inc. (NYSE: GPS) today reported significant sales and earnings growth for the first quarter as customers responded positively to improved product, marketing and customer service initiatives, particularly at the company’s Gap and Old Navy brands.

Earnings for the first quarter were $0.22 per diluted share, compared with $0.04 per diluted share for the same period of the prior year. Net income was $202 million, compared with $37 million the prior year.

Net sales for the first quarter, which ended on May 3, 2003, increased 16 percent to $3.4 billion, compared with $2.9 billion for the first quarter last year. Comparable store sales increased 12 percent, compared with a decrease of 17 percent during the first quarter of the prior year.

“I am extremely proud of what our teams accomplished in the first quarter as we continue our turnaround, build momentum and more consistently meet and exceed our customers’ expectations,” said Gap Inc. President and CEO Paul Pressler. “Strong product assortments with more brand-appropriate styles and color palettes, more effective marketing, and improved service in our stores clearly helped us gain traction and deliver quality earnings.”

This quarter marks the company’s third consecutive quarter of earnings growth. The company also has reported seven consecutive months of positive comparable store sales results.

Store Sales Results By Division

The company’s first quarter comparable store sales by division were as follows:

•	Gap U.S.: positive 12 percent versus negative 20 percent last year

•	Gap International: positive 13 percent versus negative 19 percent last year

•	Banana Republic: positive 1 percent versus negative 9 percent last year

•	Old Navy: positive 16 percent versus negative 18 percent last year

Net sales for the first quarter in each division were as follows:

•	Gap U.S.: $1.2 billion versus $1.0 billion last year

•	Gap International: $412 million versus $319 million last year

•	Banana Republic: $411 million versus $398 million last year

•	Old Navy: $1.4 billion versus $1.1 billion last year

Real Estate Outlook

For the first quarter, Gap Inc. increased net square footage by 1 percent from the same period in 2002. The company reiterated its guidance for 2003 of an expected 2 percent decline in square footage for the full fiscal year.

Gap brand stores are reported based on concepts and locations. Any Gap Adult, GapKids, babyGap or GapBody that meets a certain square footage threshold has been counted as a store concept, even when residing within a single physical location that may have other concepts. The following table represents the number of store concepts and the number of locations.

	May 3, 2003			May 4, 2002
	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)
Gap U.S.	2,293	1,446	13.1	2,309	1,489	13.2
Gap International	665	376	3.6	657	374	3.6
Banana Republic	441	441	3.7	441	441	3.7
Old Navy	842	842	16.8	821	821	16.4
Total	4,241	3,105	37.2	4,228	3,125	36.9

Webcast and Conference Call Information

Sabrina Simmons, senior vice president, Treasury and Investor Relations, will host a summary of Gap Inc.’s first quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Ms. Simmons will be joined by Paul Pressler, Byron Pollitt, executive vice president and chief financial officer, and Gary Muto, president of Gap, to discuss details on the business.

To access the conference call, please dial (800) 374-0168 or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials & Media section of www.gapinc.com.

Investor Relations:	Media Relations:
Evan Price	Stacy MacLean
(650) 874-2021	(415) 427-2577

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on (800) GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands)	May 3, 2003	May 4, 2002
ASSETS
Current Assets
Cash and equivalents	$2,817,871	$2,319,191
Merchandise inventory	2,111,388	1,792,713
Other current assets	321,633	345,423

Total Current Assets	5,250,892	4,457,327
Property and equipment, net	3,639,879	4,096,600
Lease rights and other assets	408,046	419,830

Total Assets	$9,298,817	$8,973,757

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$926,786	$1,041,507
Accrued expenses and other current liabilities	783,478	757,625
Income taxes payable	208,377	120,813

Total Current Liabilities	1,918,641	1,919,945
Long-term debt	1,527,545	1,975,337
Senior convertible notes	1,380,000	1,380,000
Lease incentives and other liabilities	599,774	620,584

Total Long-Term Liabilities	3,507,319	3,975,921
Shareholders’ Equity	3,872,857	3,077,891

Total Liabilities and Shareholders’ Equity	$9,298,817	$8,973,757

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
($ in thousands except share and per share amounts)	May 3, 2003	% to Sales	May 4, 2002	% to Sales
Net sales	$3,352,771	100.0%	$2,890,840	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,075,519	61.9	2,011,762	69.6
Operating expenses	888,517	26.5	766,417	26.5
Interest expense	66,441	2.0	48,117	1.7
Interest income	(9,627)	(0.3)	(7,373)	(0.3)

Earnings before income taxes	331,921	9.9	71,917	2.5
Income taxes	129,449	3.9	35,239	1.2

Net earnings	$202,472	6.0	$36,678	1.3

Weighted-average number of shares—basic	888,814,002		866,685,894
Weighted-average number of shares—diluted	979,608,262		874,012,082

Earnings per share—basic	$0.23		$0.04
Earnings per share—diluted	0.22		0.04

Number of store concepts open at end of period	4,241		4,228
Number of store locations open at end of period	3,105		3,125
Total square footage at end of period	37,186,894		36,942,353

Gap Inc.

UNAUDITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended	Thirteen Weeks Ended
($ in thousands)	May 3, 2003	May 4, 2002
Cash Flows from Operating Activities:
Net earnings	$202,472	$36,678
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization (1)	171,137	170,740
Loss on disposal and other noncash items affecting net earnings	6,075	5,860
Tax benefit from exercise of stock options and vesting of restricted stock	6,572	6,331
Deferred income taxes	(3,707)	—
Changes in operating assets and liabilities:
Merchandise inventory	(58,247)	(18,553)
Other assets	(43,694)	(9,410)
Accounts payable	(231,633)	(157,651)
Accrued expenses and other	(97,742)	(30,967)
Income taxes payable	15,501	37,729
Lease incentives and other long-term liabilities (1)	3,891	32,630

Net cash (used for) provided by operating activities	(29,375)	73,387

Cash Flows from Investing Activities:
Purchase of property and equipment	(55,782)	(96,880)
Proceeds from sale of property and equipment	1,241	—
Net increase (decrease) in lease rights and other assets	5,652	(322)

Net cash used for investing activities	(48,889)	(97,202)

Cash Flows from Financing Activities:
Decrease in notes payable	—	(41,942)
Proceeds from issuance of long-term debt	—	1,345,500
Payments of long-term debt	(500,000)	—
Issuance of common stock	24,327	16,629
Cash dividends paid	(19,752)	(19,226)

Net cash (used for) provided by financing activities	(495,425)	1,300,961

Effect of exchange rate fluctuations on cash	3,046	6,296

Net (decrease) increase in cash and equivalents	(570,643)	1,283,442
Cash and equivalents at beginning of year	3,388,514	1,035,749

Cash and equivalents at end of year	$2,817,871	$2,319,191

(1)	In an effort to improve transparency of non-cash items within our cash flow statement, starting this quarter, the depreciation and amortization line will include the amortization of lease incentives. This change is strictly a reclassification within cash flows from operating activities. There is no impact to net cash flows. There is also no impact to our balance sheet or income statement. Lease incentives are cash payments received from the landlord upon entering into certain store leases. They are recognized and amortized as income on a straight-line basis over our average lease term.

Gap Inc.

SEC REGULATION G

RECONCILIATION OF CASH FLOWS BEFORE FINANCING ACTIVITIES

TO OUR FIRST QUARTER 2003 UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF CASH FLOWS

Thirteen Weeks Ended
($ in thousands)	May 3, 2003
Net cash used for operating activities	(29,375)
Net cash used for investing activities	(48,889)
Net cash used for financing activities	(495,425)
Effect of exchange rate fluctuations on cash	3,046

Net decrease in cash and equivalents	(570,643)
Less: Net cash used for financing activities	495,425

Cash flows before financing activities(1)	(75,218)

(1)	We believe cash flows before financing activities is an important metric, as it represents a measure of cash flow available to debtholders and shareholders. We use this metric internally, as we believe our sustained ability to grow this measure is an important driver of value creation.